Exhibit 99.1

For more information contact:
Robert Schettino
408 220 8179
robert_schettino@hyperion.com

HYPERION ANNOUNCES RESIGNATION OF KEN GOLDMAN FROM BOARD OF DIRECTORS

SUNNYVALE, Calif., March 3, 2003 – Hyperion (Nasdaq:HYSL) announced today that Ken Goldman, chief financial officer of Siebel Systems, has resigned as a member of the Hyperion board of directors. Goldman’s resignation became effective February 27, 2003.

“Ken has been a very strong contributor to our board during the past three years,” said Jeff Rodek, chairman and CEO of Hyperion. “His experience and insight, combined with the high standards he sets, have helped drive Hyperion to stronger results. He has been a great asset to Hyperion.”

“Hyperion alerted me that a few of its stakeholders have questioned my presence on the board,” said Goldman. “These stakeholders view Siebel as a possible future competitor of Hyperion. While I do not agree with this assessment, the mere existence of the concern is an issue, and I do not want my board membership to be a cause for any possible adverse effect on Hyperion’s business. The clearest way to allay these concerns is to resign as a director. While Jeff and I both feel that there is no present conflict, I believe that this was the best course of action.

“While I am clearly dedicated to the success of Siebel, I am also very proud of Hyperion’s progress during my tenure on the board in generating healthy cash flows, adding strength to its management team and in improving its balance sheet, profit margins and competitive position. All are reflected in favorable stock market performance compared to its peers.”

Separately, Hyperion also announced that Terry Carlitz has joined its board.

About Hyperion

Hyperion is the global leader in Business Performance Management software that enables companies to translate strategies into plans, monitor execution and provide insight to improve financial and operational performance. More than 6,000 customers use Hyperion’s flagship business performance management suite of packaged and tailored applications and its leading business intelligence platform worldwide. Hyperion has a network of more than 330 partners to provide innovative and specialized Business Performance Management solutions and services.

Headquartered in Sunnyvale, California, Hyperion generated annual revenues of $492 million in fiscal 2002. The company employs more than 2,200 people in 20 countries and is represented in 16 additional countries through distributor relationships. Hyperion is traded under the Nasdaq symbol HYSL. For more information, please visit www.hyperion.com, www.hyperion.com/contactus or call 800 286 8000 (U.S. only).

Hyperion and Essbase are registered trademarks and Hyperion Solutions is a trademark of Hyperion Solutions Corporation. All other trademarks and company names mentioned are the property of their respective owners.